Exhibit 99.1

Trex Company Appoints Paul D. Fletcher Chief Financial Officer;
Anthony J. Cavanna to Retire at Year-end

    WINCHESTER, Va.--(BUSINESS WIRE)--July 14, 2003--Trex Company, Inc. (NYSE: TWP), manufacturer of Trex(R) decking and railing, today announced the appointment of Paul D. Fletcher as senior vice president and chief financial officer. Mr. Fletcher, age 44, will report directly to Trex Company President, Robert G. Matheny.
    In addition, the Company announced that Anthony J. Cavanna, age 64, who previously served as executive vice president and chief financial officer, intends to retire at the end of 2003. Until that time, Mr. Cavanna will serve as executive vice president and will focus his efforts on strategic planning, investor relations activities and special projects.
    Mr. Fletcher joined Trex Company in October 2001 as vice president of finance. Prior to that, he was vice president and chief financial officer of AMX Corporation (Nasdaq: AMXC), a technology company with approximately 500 employees and two international subsidiaries. He previously served as vice president and treasurer of Excel Communications and senior vice president and treasurer of Lomas Financial Corporation. Mr. Fletcher earned an MBA from Northwestern University's Kellogg School of Management and received a BA summa cum laude from Albion College.
    Mr. Matheny commented, "Paul Fletcher brings a proven track record and broad experience with public companies to his new position. He played a major role in last year's corporate debt restructuring, which placed the Company in a very favorable position. Paul's financial knowledge and corporate governance skills will provide a sound foundation on which to continue to build the Trex Company.
    "All of us at the Trex Company want to thank Tony Cavanna for his tremendous contributions over the years, which have been key to the success of our organization. Tony was instrumental in building our business over the last decade. Under his direction, a solid financial strategy was developed that led to our listing on the New York Stock Exchange. Tony's sound judgment and dedication have been invaluable, and all of us feel privileged to have worked with him."

    About Trex Company

    Trex Company is the nation's largest manufacturer of non-wood decking, which is marketed under the brand name Trex(R). Trex Wood-Polymer(R) lumber offers an attractive appearance and the workability of wood without the ongoing need for protective sealants or repairs. Trex decking and railing is manufactured in a proprietary process that combines waste wood fibers and reclaimed polyethylene and is used primarily for residential and commercial decking. The Company sells its products through approximately 90 wholesale distribution locations, which in turn sell Trex decking to approximately 3,300 independent contractor-oriented retail lumberyards across the United States.
    For a Trex decking and railing dealer near you, call 1-800-BUY-TREX (289-8739) or for dealers and product details, visit www.trex.com.

    Trex(R) and Trex Wood-Polymer(R) are trademarks of Trex Company, Inc., Winchester, Va.

    CONTACT: Trex Company, Inc.
             Robert G. Matheny, 540-542-6300
             or:
             Lippert/Heilshorn & Associates
             John Nesbett/Harriet Fried, 212-838-3777